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                                                                    EXHIBIT 3.13

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                         BFGOODRICH TEXTILE CHEMICALS, INC.
                            (a Delaware corporation)



            BFGoodrich Textile Chemicals, Inc. (the "CORPORATION"), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

      1. The name of the corporation is BFGoodrich Textile Chemicals, Inc. The Corporation was originally incorporated under the name Freedom Textile Chemicals Co. and the original Certificate of Incorporation was filed with the Secretary of State on February 27, 1992.

      2. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation has been duly adopted in accordance therewith, and restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation.

      3. The text of the Amended and Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

            FIRST: The name of the Corporation is:

                         Noveon Textile Chemicals, Inc.

            SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, the City of Wilmington, County of New Castle. The name of its registered agent at such address is the Corporation Trust Company

            THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

            FOURTH: The amount of the total authorized capital stock of the Corporation is $6,400,000 divided into (a) 6,000 shares of Common Stock, $100.00 par value per share, (b) 2,800 shares of Series A Preferred Stock, $1,000.00 par value per share (the "Series A Preferred Stock"), and (c) 3,000 shares of Series B Preferred Stock, $1,000.00 par value per share (the "Series B Preferred Stock") (the Series A Preferred Stock and the Series B Preferred Stock are sometimes collectively hereinafter referred to as the "Preferred Stock").

                  (a) COMMON STOCK. The preferences, rights, qualifications, limitations and restrictions of the Common Stock are;

                        (i) Voting Rights. The voting power shall be vested exclusively in the Common Stock.

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                        (ii)  Dividends. The holders of the Common Stock shall
            not be entitled to receive cash dividends until the series A Preferred Stock has been redeemed in full as declared in subsection 4(b)(iv) of this Certificate of Incorporation.

                        (iii) Repurchase or Redemption. In no event hall any
            Common Stock be purchased, redeemed or otherwise acquired by the corporation until the Series A Preferred Stock has been redeemed in full as declared in subsection 4(b)(iv) of this Certificate of Incorporation.

                        (iv) Prior Rights of Preferred. The Common Stock shall be subject at all times to the prior rights of the Preferred Stock as declared in this Certificate of Incorporation.

                  (b) SERIES A PREFERRED STOCK. The preferences, rights, qualifications, limitations and restrictions of the Series A Preferred Stock are as follows:

                        (i) Dividends. Subject to the limitations herein contained, the Series B Preferred Stock shall be entitled to receive, from funds of the Corporation legally available therefor, cash dividends at the rate of 10% per annum, payable quarterly on dates to be fixed by the Board of Directors, with proper adjustment for any dividend period which is less than a full quarter. The dividends on the Series B Preferred Stock shall be cumulative and shall begin to accrue on the date commencing three months from the date of issuance of a certificates or certificates for said stock. The holders of the Series B Preferred Stock shall only be entitled to receive cash dividends as long as no dividends payable to the holders of the Series A Preferred Stock are in arrears.

                        (ii) Liquidation Preference. In the event of the liquidation, dissolution or winding up (whether voluntary or involuntary) of the Corporation, the holders of shares of the Series A Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, the par value per share for every share of their holdings of series A Preferred Stock, and all unpaid dividends accrued thereon, before any cash payment is made to the holders of the Series B Preferred Stock or the Common Stock; and after the payment to the holders or the Series A Preferred Stock as hereinbefore provided, the remaining assets and funds of the Corporation shall be divided and paid to the holders of the Series B Preferred Stock and the Common Stock as provided herein according to their respective shares. After payment of the full amount to which they are entitled as provided by the foregoing provisions, the holders of shares of the Series A Preferred Stock shall not be entitled to any further right or claim to any of the remaining assets at the corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets distributable among the holders or the Series A Preferred Stock shall be insufficient to permit the payment in full to the holders of the Series A Preferred Stock of all preferential amounts payable to all such holders, then the entire assets or the corporation thus distributable shall be distributed


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            ratably among the holders of the Series A Preferred Stock in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full. Neither the consolidation nor merger of the Corporation with or into any other corporations nor any sale, lease, exchange or conveyance of all or any part of the property, assets or business of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning or this subsection
            (ii).

                        (iii) Optional Redemption. The Corporation may, at any
            time and from time to time, at the option and upon resolution of the Board of Directors, redeem the whole or any part of the outstanding Series A Preferred Stock on any dividend payment date after the issuance thereof, by paying $1,000.00 for cash share thereof, together with a sum equivalent to all unpaid dividends accrued thereon (including compounding thereon). If less than all the shares at Series A Preferred Stock are to be redeemed, the shares to be redeemed shall be selected by lot or pro rata in such manner as the Board of Directors shall determine. The holders of shares of Series A Preferred Stock called for redemption shall not, from and after the date fixed for the redemption of such stock, possess or exercise any rights as stockholders except the right to receive from the Corporation the redemption price of such shares, without interest, upon the surrender thereof. A notice of such redemption shall be nailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the date specified in such notice as the redemption date, addressed to the respective holders of record of the shares of Series A Preferred Stock to be redeemed at their respective addresses as the same shall appear on the stock transfer records of the Corporation. Series A Preferred Stock called and redeemed shall not thereafter be reissued but shall be forthwith canceled.

                        (iv) Mandatory Redemption. Each share of Series A Preferred Stock shall be redeemed at the price of $1000.00 per share, plus all accumulated dividends unpaid to the date of redemption (including compounding thereon), at the earlier of either
            (A) the expiration of 10 years from the date of its issue, (B) any change in ownership of fifty-one percent (51%) or more of the outstanding voting stock of the Corporation or (C) the sale of all or substantially of the assets of the Corporation. Notice shall be mailed 30 days before the date of redemption to each holder of record of the Series A Preferred Stock at his address as the same shall appear on the stock transfer records of the Corporation.

                        (v) Voting Rights. Except as otherwise required by law, the holders or shares of the Series A Preferred Stock shall have no special voting rights and their consent shall not be required for the taking of any corporate action.

                        (vi) Payment Restrictions. Until the Series A Preferred Stock has been redeemed in full as declared in subsection 4(b)(iv) of the Certificate of Incorporation, the corporation shall pay management fees to stockholders and


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            affiliates only up to on amount equal to $300,000, which amount may increase by five percent (5%) annually.

                        (vii) Appointment Rights. In the event the Corporation
            fails to make three consecutive dividend payments to the holders of the Series A Preferred Stock as declared herein, the holders of the Series A Preferred Stock shall be entitled to appoint representatives of the Corporation's board of directors equal to twenty percent (20%) of the voting membership of the board.

                  (c) SERIES B PREFERRED STOCK. The preferences, rights, qualifications, limitations and restrictions of the Series B Preferred Stock are as follows:

                        (i) Dividends. Subject to the limitations herein contained, Series B Preferred Stock shall be entitled to receive, from funds of the Corporation legally available therefor, cash dividends at the rate of 10% per annum, payable quarterly on dates to be fixed by the Board of Directors, with proper adjustment for any dividend period which is less than a full quarter. The dividends on the Preferred Stock shall be cumulative and shall begin to accrue on the date commencing three months from the date of issuance of a certificate or certificates for said stock. The holders of the Series B Preferred Stock shall only be entitled to receive cash dividends as long as no dividends payable to the holders of the Series A Preferred Stock are in arrears.

                        (ii) Liquidation Preference. In the event or the liquidation, dissolution or winding up (whether voluntary or involuntary) of the Corporation, the holders of shares or the Series B Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, the par value per share for every share of their holdings of Series B Preferred Stock, and all unpaid dividends accrued thereon, before any payment is made to the holders of the Common Stock, but after all payments are made to the holders of the Series A Preferred Stock. After the payment to the holders of the Preferred Stock as hereinbefore provided, the remaining assets and funds of the Corporation shall be divided and paid to the holders of the Common Stock according to their respective shares. After payment of the full amount to which they are entitled as provided by the foregoing provisions, the holders of shares of the Series B Preferred Stock shall not be entitled to any further right or claim to any of the remaining assets of the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets distributable among the holders of the Series B Preferred Stock shall be insufficient to permit the payment in full to the holders of the Series B Preferred Stock or all preferential amounts payable to all such holders, than the entire assets of the Corporation thus distributable shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full. Neither the consolidation nor merger of the Corporation with or into any other corporation, nor any sale, lease, exchange or conveyance of all or any part of the property, assets or business of the

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            Corporation, shall be-deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this subsection
            (ii).

                        (iii) Optional Redemption. The corporation may, at any
            time and from time to time, at the option and upon resolution of the Board of Directors, redeem the whole or any part of the outstanding Series B Preferred Stock on any dividend payment date after the issuance thereof, by paying $1,000.00 for each share thereof, together with a sum equivalent to all unpaid dividends accrued thereon. If less than all the shares of Series B Preferred Stock are to be redeemed, the shares to be redeemed shall be selected by lot or pro rata in such manner am the Board of Directors shall determine. The holders of shares of Series B Preferred Stock called for redemption shall not, from and after the date fixed for the redemption of such stock, possess or exercise any rights as stockholders except the right to receive from the Corporation the redemption price of such shares, without interest, upon the surrender thereof. A notice of such redemption shall be mailed by the Corporation, postage prepaid, not less than 10 nor more than 60 days prior to the date specified in such notice as the redemption date, addressed to the respective holders of record of the shares of Series B Preferred Stock to be redeemed at their respective addresses as the name shall appear on the stock transfer records of the Corporation. Preferred Stock called and redeemed shall not thereafter be reissued but shall be forthwith canceled.

                        (iv) Voting Rights. Except as otherwise required by law, the holders of shares of the Series B Preferred Stock shall have no special voting rights and their consent shall not be required for the taking of any corporate action.

                        (v) Prior Rights of Series A Preferred Stock. The Series B Preferred Stock shall be subject at all times to the prior rights of the Series A Preferred Stock as declared in this Certificate of Incorporation.

            FIFTH: Elections of directors need not be by ballot unless the By-Laws of the Corporation shall so provide.

            SIXTH: The Board of Directors of the Corporation may make By-Laws and from time to time may alter, amend or repeal By-Laws.

            SEVENTH: To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a Director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director.



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            IN WITNESS WHEREOF, said BFGoodrich Textile Chemicals, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed in its corporate name by the undersigned, its authorized officers, this 23rd day of May, 2001.

                                      BFGOODRICH TEXTILE CHEMICALS, INC.

                                      By:     /s/ Christopher R. Clegg
                                          --------------------------------------
                                          Name:  Christopher R. Clegg
                                          Title: Secretary


Attest:

     /s/ Michael D. Friday
------------------------------------
Name:  Michael D. Friday
Title: President and Treasurer



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